UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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COVIDIEN PUBLIC LIMITED COMPANY

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February 28, 2014

To our shareholders:

On March 19, 2014, we will be holding our 2014 Annual General Meeting (the “AGM”). A number of proposals will be presented for your consideration and approval at the AGM, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read the proxy statement as well as the additional soliciting material we have filed with the SEC, including the presentation we filed on January 23, 2014.

Institutional Shareholder Services Inc. (“ISS”), a proxy advisory firm, has issued a recommendation against two of the proposals described in our proxy statement: (a) Proposal 6, which relates to the continued authority of our directors to issue currently authorized shares, and (b) Proposal 7, which relates to the continued authority of our directors to issue shares for cash without first offering them to existing shareholders (together, the “Share Authority Proposals”).

We note that Glass Lewis, another large proxy advisory firm, recommends that shareholders vote FOR the Share Authority Proposals.

Covidien’s Position

Before specifically discussing the reasons why we strongly disagree with the approach ISS has taken in its analysis of the Share Authority Proposals, we wanted to briefly reiterate our analysis of these proposals and Covidien’s governance philosophy in general. The additional soliciting material we filed with the SEC on January 23, 2014 details the extent of our current share issuance authority, describes the approach taken by U.S.-listed issuers with respect to share issuance authority, outlines the proposed renewal of that existing authority, discusses the importance of renewing the authority and notes the reasons we believe that approval of the Share Authority Proposals is in the best interests of Covidien and our shareholders. Again, we urge you to read the proxy statement and the additional soliciting material relating to the Share Authority Proposals.

The Share Authority Proposals, if approved, will provide the Board of Directors continued flexibility to issue shares that are currently authorized for issuance under our Articles of Association for a period of five years, subject to New York Stock Exchange (“NYSE”) and SEC rules. The Share Authority Proposals are fully compliant with Irish corporate law, consistent with U.S. capital markets practice and governance standards, and, if approved, will keep us on par with other NYSE-listed companies.

ISS’ Position

In its proxy report for Covidien’s 2014 AGM, ISS notes that they analyzed the Share Authority Proposals under their UK/Ireland Voting Policy rather than under their U.S. Voting Policy because the Share Authority Proposals “relate to the company’s incorporation in Ireland.” Oddly enough, ISS makes no mention of analyzing some of our other proxy proposals (e.g., the election of directors and the authorization of the independent auditor’s fees) under their UK/Ireland Voting Policy, notwithstanding that these proposals also relate to Covidien’s incorporation in Ireland. ISS goes on to recommend a vote against the Share Authority Proposals because, as they state, the proposed amounts exceed “recommended limits”, the proposed durations are longer than “the best practice expectation” and, accordingly, the requested authorities are not within “general market practice” for Irish incorporated companies.

ISS appears to be implying that Irish incorporated companies comprise their own unique market regardless of where they are listed or in which capital markets they operate. We are not aware of any such market. The “recommended limits”, “best practice expectation” and “general market practice” to which ISS refers are in fact market practices that have developed in the Irish market with respect to companies listed on the Irish Stock Exchange (“ISE”), not market practices that apply to a company simply because it is incorporated in Ireland.

Covidien is listed solely on the NYSE and as such, our “markets” are the U.S. capital markets, not the capital markets of Ireland. Our market, the NYSE, does not have a “general market practice”, “recommended limits” or “best practice expectation” inconsistent with the Share Authority Proposals. On the contrary, the purpose and effect of the Share Authority Proposals is precisely to keep Covidien on par with other NYSE-listed issuers. Our NYSE listing notwithstanding, it seems that ISS has determined that Covidien should adopt certain selected governance practices applicable in the Irish market to ISE-listed companies.

We find it strange that ISS would analyze the Share Authority Proposals under their UK/Ireland Voting Policy, a policy which deals primarily with governance standards and market practices applicable to companies listed in the UK/Irish markets. Although Covidien is incorporated in Ireland, Covidien is not listed on the ISE, not subject to ISE listing rules and not governed by the corporate governance codes applicable to ISE-listed companies. ISS offers no discussion of or justification for its decision to analyze the Share Authority Proposals under their UK/Irish Voting Policy beyond the statement that the proposals “relate to the company’s incorporation in Ireland”. Furthermore, there is absolutely no discussion or analysis offered by ISS as to whether, if at all, the adoption of certain selected Irish market practices would in any way enhance Covidien’s governance profile. Perhaps there is no such discussion for the simple reason that Irish capital market practice is not relevant to NYSE-listed issuers.

ISS itself has recognized the distinction between ‘Country of Incorporation vs. Country of Listing’ when analyzing a company’s governance structure and standards. In fact in November 2010, ISS revised their policies to explicitly apply its U.S. policy to issuers such as Covidien that are incorporated outside of the United States but file proxy statements, 10-K annual reports and 10-Q quarterly reports, and are thus considered domestic issuers by the SEC. In describing the rationale for its policy change, ISS noted:

. . .. many of these issuers have found themselves subject to a combination of governance regulations and best practices that may not be entirely compatible with ISS’ policy approach based exclusively on country of incorporation. The intent of this policy change is to apply policies that are more compatible with standards applicable in an issuer’s market of operation. While incorporated outside the United States, issuers that are listed on a U.S. exchange are considered U.S. domestic issuers by the SEC. In our 2010-2011 Policy Survey, 85 percent of institutional investors surveyed were in favor of this change. (Emphasis added.) ISS International Corporate Governance Policy, 2011 Updates. November 19, 2010.

ISS’ decision to analyze the Share Authority Proposals under their UK/Ireland Voting Policy is even stranger given the way in which ISS analyzed Covidien under their updated QuickScore 2.0 corporate governance rating tool. By way of background, ISS notes that the QuickScore ratings “provide an at-a-glance view of each company’s governance risk relative to their index and region.” (Emphasis added.) ISS further notes that:

The individual factor breakdown [within QuickScore] takes a regional approach in evaluating and scoring companies, to allow for company-level comparisons within markets where corporate governance practices are similar. (Emphasis added.) This regionalized scoring approach is tailored to local governance dynamics, with attention paid to best practices identified for that region. ISS Governance QuickScore 2.0 Overview and Updates. Published: January 2014.

For purposes of its QuickScore analysis, ISS included Covidien in its U.S. coverage because Covidien participates in the U.S capital market.1 ISS assigned Covidien a relative score based on their comparison of Covidien’s governance structure and practices against the governance structures and practices of the other companies in the S&P 500 Index.2 ISS assigned Covidien a QuickScore of 2, indicating a very low level of concern for Covidien’s governance practices. While we and other issuers, and our shareholders, can and do from time-to-time disagree with specific ISS governance ratings and whether a particular practice is in fact a “best practice,” we agree with ISS that from a “philosophical” point of view our governance structure and practices should be measured against peer issuers in the U.S. market. The Board of Directors certainly expects that, and we believe that our shareholders expect that as well.

[1]	ISS did not rate Covidien’s governance practices relative to issuers in their Anglo Region – the UK and Ireland.
[2]	A company’s Governance QuickScore indicates a decile rank relative to an index or region. A decile score of 1 indicates lower governance risk, while a 10 indicates higher governance risk.

Conclusion

As an Irish public limited company whose shares are listed solely on the NYSE, we comply with Irish corporate law and with U.S. regulatory requirements (i.e., NYSE listing and governance standards and SEC regulations). Since our capital market is the U.S. market, we adhere to U.S. governance standards and market practices. We do not cherry-pick which governance standards and market practices we apply – some U.S., some Irish – because we believe it is important to be consistent in our application of U.S. governance standards and practices so as not to confuse or mislead our shareholders. Arbitrarily applying certain governance standards and market practices of a market in which we do not operate simply does not make sense.

For the reasons noted above, we fundamentally disagree with the approach ISS has taken in its analysis of the Share Authority Proposals (i.e., applying their UK/Ireland Voting Policy and analyzing Covidien’s governance practices as if it operated in the Irish market rather than solely on the NYSE). In assessing the Share Authority Proposals, we ask that shareholders consider our corporate governance approach, structure and practices as well as our detailed analysis as to why the Share Authority Proposals make sense for Covidien as we look to continue to position Covidien for future success and maximize shareholder value.

We ask that you vote FOR the Share Authority Proposals (proposals 6 and 7 set forth in our proxy statement) and we thank you for your consideration and continued support.

Shareholders can obtain the preliminary proxy statement, the definitive proxy statement, and any amendments or supplements to the proxy statements and other documents filed by Covidien with the U.S. Securities and Exchange Commission (the “SEC”) for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the proxy statement are also available for free at Covidien’s website at www.covidien.com. In addition, shareholders can obtain a copy of the definitive proxy statement, and any amendments and supplements to the definitive proxy statement, by contacting our Investor Relations Group at Covidien Investor Relations, 15 Hampshire St., Mansfield, MA 02048, USA. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Covidien’s shareholders is available in the definitive proxy statement filed on Schedule 14A with the SEC on Friday, January 24, 2014.